On September 12, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

PROPOSAL NO.1
The twelve persons named below to serve as Trustee of the Fund until their successors are elected and shall qualify:

NOMINEE                    FOR                  WITHHELD        TOTAL
--------------------------------------------------------------------------------
Leon Levy                  1,952,713.360        46,689.434      1,999,402.794
Donald W. Spiro            1,952,979.280        46,423.514      1,999,402.794
Bridget A. Macaskill       1,940,506.296        58,896.498      1,999,402.794
Robert G. Galli            1,952,979.280        46,423.514      1,999,402.794
Phillip A. Griffiths       1,952,979.280        46,423.514      1,999,402.794
Benjamin Lipstein          1,952,979.280        46,423.514      1,999,402.794
Elizabeth B. Moynihan      1,946,202.202        53,200.592      1,999,402.794
Kenneth A. Randall         1,952,979.280        46,423.514      1,999,402.794
Edward V. Regan            1,952,969.502        46,433.292      1,999,402.794
Russell S. Reynolds, Jr.   1,952,979.280        46,423.514      1,999,402.794
Clayton K. Yeutter         1,950,364.630        49,038.164      1,999,402.794

--------------------------------------------------------------------------------
BROKER
FOR             AGAINST         ABSTAIN         NON-VOTES       TOTAL
--------------------------------------------------------------------------------
PROPOSAL NO. 2
Approval of a sub-advisory agreement between the Manager and Trinity Investment
Management Corporation:

1,814,286.407    85,507.669      99,608.717             N/A     1,999,402.793

PROPOSAL NO. 3
3A. Revise the Fund's fundamental policy regarding borrowing:

1,393,730.746   142,665.366     105,167.682     357,839.000     1,999,402.794

3B. Revise the Fund's fundamental policy regarding lending:

1,388,535.206   147,857.754     105,170.835     357,839.000     1,999,402.795

PROPOSAL NO. 4
Approval of authorization for the Fund's Trustees to adopt an Amended and Restated Declaration of Trust:

1,396,219.404   142,962.410     102,381.981     357,839.000     1,999,402.795
